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                                                                    EXHIBIT 23.5



                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement of Mace Security International, Inc. on Form S-8 (Registration No. 333-31757) filed on July 22, 1997; Form S-3 (Registration No. 333-87981) filed on September 28, 1999, amended on December 23, 1999; Form S-4 (Registration No. 333-89717) filed on October 26, 1999, amended on December 21, 1999; Form S-8 (Registration No. 333-93311) filed December 21, 1999 of our report dated September 18, 1999, with respect to the financial statements of Innovative Control Systems, Inc. included in Mace Security International, Inc.'s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on or about March 28, 2000.



                         /s/DANIEL P. IRWIN AND ASSOCIATES P.C.

Strafford-Wayne, Pennsylvania
March 24, 2000